EXHIBIT H

                            PROPOSED FORM OF NOTICE


Allegheny Energy, Inc.  (70-_____)
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         Allegheny Energy, Inc. ("Allegheny"), a registered holding company, and its wholly-owned public utility company subsidiary Monongahela Power Company ("Monongahela" and, together with Allegheny, the "Applicants") hereby file this Application pursuant to Sections 9(a)(1), 10, 12(c), 12(d), and 13 of the Public Utility Holding Act of 1935, as amended (the "Act") and Rules 44, 46, and 54 under the Act, requesting that the Commission authorize Monongahela to sell to Mountaineer Gas Holdings Limited Partnership (the "Buyer"), a West Virginia limited partnership, all of the common stock of Mountaineer Gas Company ("Mountaineer"), a gas utility company under the Act. In addition, Applicants seek authority for Monongahela to sell to the Buyer certain utility assets (the "Related Assets") it currently owns directly and that are used to serve natural gas customers. The sale by Monongahela of the common stock of Mountaineer and the Related Assets are referred to in this Application as the "Transaction." Monongahela requests authority to dividend the proceeds from the Transaction to Allegheny out of unearned surplus. Finally, Allegheny requests authority for its system service company, Allegheny Energy Service Corporation ("AESC"), to perform certain services for Mountaineer following completion of the Transaction.

         Allegheny requests an order authorizing the transactions contemplated in this Application/Declaration issued prior to May 1, 2005.